EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 4, 2011 with respect to the consolidated financial statements and schedule included in the 2010 Annual Report on Form 10-K for the year ended December 31, 2010 of Institutional Financial Markets, Inc. (formerly Cohen & Company Inc.), which are incorporated by reference in this Prospectus and Pre-Effective Amendment No. 1 to Registration Statement on Form S-3. We consent to the incorporation by reference in the Prospectus and Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

April 26, 2011